For Further Information
                                        Richard L. Wellek,
                                        President and CEO, or
                                        Richard A. Nunemaker,
                                        Vice President, Finance, and CFO
                                        (630) 420-0400
FOR IMMEDIATE RELEASE
MONDAY, AUGUST 25, 1997

                   VARLEN CORPORATION APPOINTS

                        JEAN AS DIRECTOR

NAPERVILLE, IL, August 25 -- Varlen Corporation (NASDAQ:VRLN), a leader in transportation products and petroleum analyzers, today appointed its President and Chief Operating Officer Raymond A.
Jean to the board of directors.

"Ray's appointment is a win-win situation for the board and for him," explained Richard L. Wellek, chairman and chief executive
officer.   "The board will benefit from Ray's great depth of
manufacturing experience, intimate knowledge of Varlen's businesses, and his ability to think strategically. Ray will benefit from increased participation in the full management of Varlen."

Jean, 55, was promoted to president, in addition to his position as chief operating officer, in May 1997. Prior to this, he had been executive vice president and chief operating officer since 1993, with operating responsibilities for all Varlen's subsidiaries. Jean joined Varlen in 1988, serving as group vice president until his promotion in 1993. Before coming to Varlen, Jean held a number of executive positions with Pneumo/Abex Corp., a subsidiary of IC Industries, where his latest position was as group vice president, fluid power. Prior to this, Jean held senior management positions with Evans Products Co.; Gulf & Western, Inc.; and Allis-Chalmers Corp. He holds a bachelor's degree in engineering physics from the University of Maine, and a master's degree in business administration from the University of Chicago.

Jean serves on the boards for Boston Advanced Technologies, Inc., and Lindberg Corporation. He is a member of the Society of Manufacturing Engineering and the Economic Club of Chicago. Jean and his wife Louise have three adult children and live in Lake Forest, Illinois.

Varlen is a leading manufacturer of precision engineered transportation products for the railroad, heavy-duty truck/trailer and automotive industries, and petroleum analyzers. The company, headquartered in a Chicago suburb, manufactures its products in 24 facilities in the United States and Europe and sells them to customers around the world. Varlen's common stock is traded on Nasdaq's National Market under the symbol VRLN. Its 6-1/2 percent convertible debentures are traded on Nasdaq's SmallCap Market under the symbol VRLNG.